Exhibit 10.10

EXECUTION VERSION

EMPLOYMENT AND NON-COMPETITION AGREEMENT

THIS EMPLOYMENT AND NON-COMPETITION AGREEMENT (this “Agreement”), is entered into effective as of the 10th day of December, 2015 (the “Effective Date”), by and between The Hygenic Corporation, a Delaware corporation (the “Company”), Performance Health Holdings Corp. (“Holdings”), and Scott Emerick, an individual (the “Employee”).

RECITALS

WHEREAS, Holdings and the Company desire to enter into this Agreement with respect to the employment of the Employee on the terms and conditions set forth herein and the Employee desires to commence such employment on the terms and conditions set forth herein; and

WHEREAS, in the course of such employment, the Employee will become familiar with confidential information and trade secrets associated with the business of Holdings and the Company and their respective subsidiaries and Affiliates.

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth below, and upon the terms and subject to the conditions contained in this Agreement, the Employee, Holdings and the Company agree as follows:

Section 1.                                           Definitions.

1.1                               Affiliates.  “Affiliates” means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with the first Person.  For the purposes of this definition, “control,” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.  In addition to the foregoing, with respect to any Person who is an individual, “Affiliates” include the Person’s spouse or domestic partner, child, stepchild, grandchild, parent, stepparent, grandparent, or sibling.

1.2                               Business.  “Business” means the business of the Company, including designing, manufacturing or the sale or marketing any of: (i) resistive exercise bands, loops or tubing, exercise balls or hand exercise products and other exercise equipment and other products used for therapy or pain relief by healthcare practitioners; (ii) topical analgesics; (iii) athletic tape, kinesiology tape, braces and other sports medicine equipment; (iv) latex or synthetic latex products used by medical or industrial applications, including, without limitation, sonar buoys, soap dispensers, welding hoses, air and fluid transport, sheeting for baking release and turkey calls, as further described in any and all of the Company’s manufacturing, marketing and sales manuals; (v) latex or synthetic dental dam products; or (vi) health and wellness products, massage therapy, spa therapy, aroma therapy and other skin healthcare related products and accessories, as the same may be altered, amended, supplemented or otherwise changed from time to time in accordance with the Company’s strategic planning process.

1.3                               Confidential Information.  “Confidential Information” means information that constitutes a trade secret under the Uniform Trade Secrets Act or that otherwise is not generally known to the public and that is developed, owned or obtained by the Hygenic Group, including, without limitation, information developed by the Employee in the course of performing services to any member of the Hygenic Group, and the Hygenic Group’s marketing, financial, sales, customer and prospective customer information.

1.4                               Governmental Authority.  “Governmental Authority” means any government or political subdivision, whether federal, state, local or foreign, or any agency, commission, instrumentality or other authority of any such government or political subdivision, or any federal, state, local or foreign court or arbitrator.

1.5                               Hygenic Group.  “Hygenic Group” means the Company, Holdings, HCM Hygenic Corporation Sdn. Bhd., a Malaysian corporation, Performance Health GmbH, a German limited liability company, Performance Health, LLC, a Delaware limited liability company, Cramer Products, Inc., a Kansas corporation, Hygenic Intangible Property Holding Co., a Nevada corporation, Performance Touch, LLC, a Delaware limited liability company, and TheraPearl, LLC, a Maryland limited liability company, and their respective subsidiaries and divisions as they may exist from time to time.

1.6                               Person.  “Person” means any individual, partnership, corporation, association, joint stock company, trust, joint venture, limited liability company, Governmental Authority or other entity or organization.

1.7                               Restricted Territory.  “Restricted Territory” means any geographic area in which the Company does business or is actively planning to do business at the time the Employee’s employment terminates or at any time during the two (2) year period immediately prior to such termination.

1.8                               Work Product.  “Work Product” means any and all promotional and advertising materials, digital commerce materials, catalogs, brochures, plans, customer lists, supplier lists, manuals, handbooks, equipment and parts lists, dealer and distributor lists, inventions, discoveries, improvements, trade secrets, secret processes and any technology, know-how or intellectual property made or developed or conceived of by the Employee, in whole or in part, alone or with others, which results from any work he may do for, or at the request of, the Company or which relates to the business, operations, activities, research, investigations or obligations of the Company.

Section 2.                                           Employment.

2.1                               Term.  The Company shall employ the Employee, and the Employee shall serve the Company, for a continuous term beginning on the Effective Date and ending on the first anniversary of the Effective Date, which term shall automatically be renewed on the same terms and conditions set forth herein (as modified from time to time) for additional one-year periods beginning on the first anniversary of the Effective Date, unless sooner terminated pursuant to the provisions of this Agreement (the “Term of Employment”).

2.2                               Duties.

(a)                                 Capacity.  The Employee will be employed as the Chief Financial Officer of each of Holdings and the Company, and the Employee will perform the responsibilities and duties that are usual to such position, and such managerial responsibilities and duties as may be assigned to him hereafter from time to time by the Chief Executive Officer of the Company (the “CEO”).  The Employee will report to the CEO and the Board of Directors of Holdings (the “Board of Directors”).  The Employee will use his best efforts to promote the interests, prospects and condition (financial and otherwise) and welfare of Holdings and the Company and their respective subsidiaries and Affiliates and shall perform his duties and responsibilities to the best of his ability in a diligent, trustworthy, businesslike and efficient manner.

(b)                                 Schedule and Location.  The Employee will be employed on a full-time basis and shall devote his best efforts and his full business time and attention (except for permitted vacation periods, reasonable periods of illness or other incapacity and as provided for in Section 2.2(c) below) to the business and affairs of Holdings and the Company and their respective subsidiaries and Affiliates.  The Employee shall render his services in accordance with such policies as the Company may establish from time to time for the conduct of its employees.  The Employee shall perform his duties under this Agreement in Akron, OH and shall travel to such other places in the United States and elsewhere as the Board of Directors or the CEO so directs from time to time as needed.

(c)                                  Exclusivity.  Without limiting the generality of the foregoing, the Employee shall faithfully serve Holdings and the Company, devote his full working time, attention and energies to the business of Holdings and the Company and perform the duties under this Agreement.  Notwithstanding the foregoing, nothing in this Agreement shall prohibit the Employee from serving on professional, civic, charitable or religious organizations, so long as such activities do not unreasonably interfere with the performance of the Employee’s duties under this Agreement.

2.3                               Compensation.  As compensation for the services to be rendered and the other obligations undertaken by the Employee under this Agreement or otherwise, the Company shall pay the Employee the following compensation:

(a)                                 Salary.  Beginning on the Effective Date, the Company shall pay to the Employee, in accordance with the Company’s policies in effect from time to time, an annualized base salary (the “Annual Base Salary”) of $315,000, which salary will be reviewed by the Board of Directors (or a committee thereof) each year.

(b)                                 Discretionary Bonuses.  The Employee will receive such annual bonuses commencing with the fiscal year 2016 (May 1, 2015 through April 30, 2016), which shall be targeted at fifty percent (50%) of Annual Base Salary, that the Board of Directors (or a committee thereof) in its sole discretion determines based upon the financial performance of the Company relative to the annual financial plan and/or operating goals adopted by the Board of

Directors (or a committee thereof).  The time period for determination of such discretionary annual bonus is the Company’s fiscal year (currently May 1 through April 30).  Payment of any discretionary annual bonus will be made to the Employee in a single lump sum by the later of (i) the date that is thirty days after the issuance of the Company’s annual audit report for such fiscal year (but in any event before March 15 of the year following the year in which the fiscal year ends) and (ii) July 15 following the end of the fiscal year.  The Employee’s annual bonus for fiscal year 2016, to the extent earned, will be pro-rated to reflect the time period in which the Employee was employed by the Company during such year.

(c)                                  Expenses; Vacation.  The Company shall reimburse the Employee for his reasonable travel and entertainment expenses in connection with his employment by the Company in accordance with the policies of the Company in effect from time to time.  The Employee will receive four (4) weeks of paid vacation per year in accordance with the policies of the Company in effect from time to time and such other fringe benefits, including, without limitation, paid holidays in accordance with the policies of the Company in effect from time to time for which he is eligible.

(d)                                 Additional Benefits.  The Employee will receive all general employee benefits for which he is eligible under the terms of any plans, programs or arrangements, if any, the Company may provide (“Additional Benefits”), as in existence from time to time.  Additional Benefits, if any, will in all respects be paid or provided in accordance with the then-existing plans, policies, programs and/or arrangements establishing or governing such Additional Benefits.

(e)                                  Option Award.  To the extent the Employee remains continuously employed by the Company hereunder, Holdings shall grant the Employee an option to purchase that number of shares of Holdings common stock, equal to 1.00% of the fully diluted ownership of Holdings.  Such grant shall occur on the earlier of 1) the underwritten initial public offering of the common shares of Holdings (the “IPO”), or 2) as soon as practicable after the earlier of: a) the parties’ mutual agreement that an IPO will not be consummated and a “Corporate Transaction” as defined in 2.3(f) will not be closed before June 30, 2016, or b) June 30, 2016, but subject to an extension of such date by the mutual agreement of the parties in only the event of an imminently occurring IPO, with such agreement not to be unreasonably withheld.  The date the option contemplated hereunder is granted will be the “Grant Date.”  Any grant awarded under this Section 2.3(e) shall take into account the effect of any stock split effected in connection with the IPO, which in the case of a Grant Date in connection with the IPO will be determined immediately prior to the issuance of any shares in connection with the IPO.  The exercise price of the option will be determined as follows: (i) if the option is granted upon the IPO, it will be granted at an exercise price equal to the public offering price, and (ii) if the option is granted at any other time, it will be granted at an exercise price equal to the fair market value of a share of Holdings common shares on the Grant Date, as determined by the Board of Directors, in its good faith discretion.  Twenty percent (20%) of the shares underlying the option award will vest on each of the first, second, third, fourth and fifth anniversary of the Effective Date, subject to the Employee’s continuous employment with the Company on each such date.

(f)                                   In the event that a transaction occurs to sell or dispose of all or substantially all the capital stock or assets of the Company in a form other than an IPO (a

“Corporate Transaction”) prior to the issuance of the option award contemplated by Section 2.3(e) above and prior to June 30, 2016 (or the extension of such date by the mutual agreement of the parties as described in 2.3(e) for an imminently occurring IPO), the Company will pay the Employee a transaction bonus of $300,000, to be paid in cash at the closing of the Corporate Transaction, subject to the Employee’s continuous employment with the Company through the closing of such Corporate Transaction; it being understood that if Employee’s employment is terminated by the Company without Cause, by the Employee for Good Reason or due to the Employee’s death or by the Company due to the Employee’s Disability prior to the closing of such Corporate Transaction, the Employee will remain entitled to be paid such bonus upon the closing of such Corporation Transaction.  Upon the occurrence of an IPO or the issuance of the option award contemplated by Section 2.3(e) above, if earlier, the bonus entitlement contemplated by this Section 2.3(f) shall terminate.

Section 3.                                           Non-Competition.

3.1                               Confidential Information.  The Employee acknowledges and agrees that in the performance of his duties under this Agreement, he will be brought into frequent contact, either in person, by telephone or through the mails, with existing and potential customers of the Hygenic Group.  The Employee also agrees that any Confidential Information gained by the Employee during his employment with the Hygenic Group has been developed by the Hygenic Group through substantial expenditures of time and money and constitutes valuable and unique property of the Hygenic Group.  The Employee further understands and agrees that the foregoing makes it necessary for the protection of the Business that the Employee not compete with the Hygenic Group during the Term of Employment and not compete with the Hygenic Group for a reasonable period after such employment, as further provided in the following sections.

3.2                               Non-Competition During The Term of Employment.  During the Term of Employment, the Employee shall not, directly or indirectly (including via Affiliates), in any of the United States of America, Canada, Europe, Australia, Japan or any other country in the world:

(a)                                 enter into or engage in any business that competes with the Business; or

(b)                                 solicit customers, active prospects, business or patronage for any business, wherever located, that competes with the Business or sell any products or services for any business, wherever located, that competes with the Business or could then be provided by the Business; or

(c)                                  solicit, divert, entice or otherwise take away any customers, former customers, active prospects, business, patronage or orders of the Hygenic Group or attempt to do so; or

(d)                                 counsel, promote or assist, financially or otherwise, any Person, engaged in any business that competes with the Business.

3.3                               Non-Competition After The Term of Employment.

(a)                                 For a period of two (2) years following the Term of Employment (and, if applicable, the extended period elected by the Company in accordance with Section 3.3(b) hereof), the Employee shall not and shall cause each of his Affiliates not to:

(i)                                     enter into or engage in any business that competes with the Business within the Restricted Territory; or

(ii)                                  solicit customers, active prospects, business or patronage for any business, wherever located, that competes with the Business within the Restricted Territory or sell any products or services for any business, wherever located, that competes with the Business or could then be provided by the Business within the Restricted Territory; or

(iii)                               solicit, divert, entice or otherwise take away any customers, former customers, active prospects, business, patronage or orders of the Hygenic Group within the Restricted Territory or attempt to do so; or

(iv)                              counsel, promote or assist, financially or otherwise, any Person engaged in any business that competes with the Business within the Restricted Territory.

(b)                                 The Company may elect to extend the covenants set forth on Section 3.3(a)(i) through (iv) for up to twelve additional months so that the period of the covenant expires three years following the Term of Employment, by (i) providing written notice to the Employee no later than thirty days before the twelve month anniversary of the last day of the Term of Employment, and (ii) continuing to pay the Employee a severance payment in an amount equal to one-twelfth of the Annual Base Salary in effect on the Employee’s last day of employment with the Company, which such payment shall be paid on the last day of each of the final twelve months of the first year following the Term of Employment, subject to the execution of the release of claims contemplated by Section 6.3. Any payment under this Section 3.3(b)(ii) shall be in addition to any severance benefits set forth in Section 6.3 of this Agreement. If the Company does not elect to extend the covenants set forth on Section 3.3(a)(i) through (iv) for up to twelve additional months, such covenants shall expire on the second anniversary of the expiration of the Term of Employment.

3.4                               Tolling of Covenants.  If it is judicially determined that the Employee has violated any of his obligations under Section 3.3, then the period applicable to each obligation that the Employee has been determined to have violated automatically will be extended by a period of time equal in length to the period during which such violation(s) occurred.

3.5                               Nonsolicitation.  The Employee shall not, and shall cause each of his Affiliates not to, directly or indirectly, during the Term of Employment and two (2) years thereafter, solicit or induce or attempt to solicit or induce any employee, representative or agent of the Hygenic Group to terminate his, her or its employment, representation or other association with the Hygenic Group.

3.6                               Non-Competition - Direct or Indirect.  The Employee will be in violation of Sections 3.2, 3.3 and 3.5 if he engages in any or all of the activities set forth in those sections directly as an individual on his own account, or indirectly for any other Person and whether as partner, joint venturer, employee, agent, salesperson, employee, officer and/or director of any

Person or as an equity holder of any Person in which Employee or Employee’s spouse, child or parent owns, directly or indirectly, any of the outstanding equity interests.

Section 4.                                           Development of Inventions, Improvements or Know-How.

4.1                               Disclosure Obligation.  The Employee and his heirs, assigns and representatives shall disclose fully and promptly to the Company any and all Work Product, including, without limitation, any and all facts, test data, findings, designs, formulas, processes, sketches, drawings, models and figures.

4.2                               Assignment.  All Work Product is deemed a “work of hire” in accordance with the U.S.  Copyright Act and is owned exclusively by the Company.  If, and to the extent, any of the Work Product is not considered a “work of hire,” the Employee does hereby assign to the Company and shall, without further compensation, assign to the Company, the Employee’s entire right, title and interest in and to all Work Product.  At the Company’s expense and at the Company’s request, the Employee shall provide reasonable assistance and cooperation, including, without limitation, the execution of documents in order to obtain, enforce and/or maintain the Company’s proprietary rights in the Work Product throughout the world.  The Employee appoints the Company as his agent and grants the Company a power of attorney for the limited purpose of executing all such documents.

4.3                               Publication.  The Employee shall not publish or submit for publication, or otherwise disclose to any Person other than the Company, any data or results from the Employee’s work on behalf of the Company without the prior written consent of the Company.

Section 5.                                           Non-Disclosure.

The Employee shall keep in strict confidence, and shall not, directly or indirectly, at any time, during the Term of Employment or after the termination of this Agreement, disclose, furnish, disseminate, make available or, except in the course of performing his duties of employment under this Agreement in accordance with the terms hereof, use any Confidential Information, without limitation as to when or how the Employee may have acquired such information.  The Employee specifically acknowledges that: (i) this Confidential Information, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory of the Employee and whether compiled by the Company and/or the Employee derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from their disclosure or use; (ii) reasonable efforts have been put forth by the Company to maintain the secrecy of such information; (iii) such information is and will remain the sole property of the Company, and (iv) any retention and use of the Confidential Information during or after the termination of the Employee’s employment with the Company will constitute a misappropriation of the Company’s trade secrets.

Section 6.                                           Termination of Employment.

6.1                               Right to Terminate.

(a)                                 Death.  The Employee’s employment by the Company and this Agreement shall terminate upon the Employee’s death.

(b)                                 Disability.  In the event that the Employee, because of accident, disability or physical or mental illness, is incapable of performing his duties under this Agreement (a “Disability”), the Company has the right to terminate the Employee’s employment by the Company and this Agreement upon 30 days’ prior written notice to the Employee.  For purposes of this Section 6.1(b), and the definition of Disability wherever such term is used in this Agreement, the Employee will be deemed to have become incapable of performing his duties under this Agreement if he is incapable of so doing for (a) a continuous period of ninety (90) days and remains so incapable at the end of such ninety (90) day period, or (b) periods amounting in the aggregate to ninety (90) days within any one period of three hundred sixty five (365) days and remains so incapable at the end of such aggregate period of ninety (90) days.

(c)                                  Breach.  In the event that the Employee materially breaches, or fails to comply with, any of the provisions of this Agreement, the Company has the right to terminate the Employee’s employment by the Company and this Agreement.

(d)                                 Cause.  The Company has the right to terminate the Employee’s employment by the Company and this Agreement for cause upon (i) (A) the conviction of the Employee with respect to a felony or (B) a reasonable, good faith determination by the Board of Directors that the Employee has committed a crime involving theft, fraud, or dishonesty that has a detrimental impact on Holdings or the Company and its subsidiaries or Affiliates; (ii) the Employee’s continued failure to perform employment duties reasonably requested by Holdings or the Company (except as a result of sickness, illness or injury); provided that the Company first notifies the Employee in writing describing in reasonable detail the reasons for such non-performance and the Employee has not fully cured such non-performance within thirty (30) days following the date of the Company’s notice; provided further however, that if (w) the Company reasonably determines that providing such opportunity to cure to the Employee is reasonably likely to have a material adverse effect on its business, financial condition, results of operations, prospects or assets, (x) the facts and circumstances underlying such termination are not able to be cured or (y) the Company has previously delivered a notice under this clause (ii); in any case, (w), (x) or (y), the Company may terminate the Employee’s employment without providing an opportunity to cure; (iii) the Employee’s material violation of Holdings’ or the Company’s written policies regarding ethics, anti-discrimination, equal employment opportunity, and sexual harassment; (iv) the Employee’s possession on Holdings’ or the Company’s premises of any prohibited drug or substance that would amount to a criminal offense; (v) willful misconduct or grossly negligent conduct by the Employee in the performance of his duties; (vi) gross misconduct by the Employee that has reflected adversely on his public reputation as to prejudice the interest of Holdings or the Company if he were to continue to be retained as one of its respective employees; or (vii) the Employee’s breach of Sections 3, 4 or 5 of this Agreement.

(e)                                  Otherwise by the Company.  The Company has the right to terminate the Employee’s employment by the Company and this Agreement for any other reason not specified in this Section 6.1 (a) — (d) upon 30 days’ prior written notice to the Employee.

(f)                                   By the Employee for Good Reason.  The Employee has the right to terminate his employment under this Agreement for “Good Reason” (as defined below) if (i) within thirty (30) days of the initial existence of the event constituting Good Reason, the Employee provides written notice of the event constituting Good Reason to the Company, (ii) the

Company does not remedy said Good Reason within thirty (30) days of its receipt of such written notice, and (iii) the Employee terminates his employment for Good Reason effective any time after the expiration of such 30-day remedy period until the date that is ninety (90) days after the initial existence of the event of Good Reason.  “Good Reason” shall mean any of the following: (i) any involuntary material diminution in the Employee’s title, duties or responsibilities with the Company or Holdings or (ii) without the Employee’s consent, a change of over fifty miles from the geographic location at which the Employee must perform his duties for the Company or Holdings.

(g)                                  Otherwise By the Employee.  The Employee has the right to terminate his employment under this Agreement for any other reason not specified in Section 6.1(f) at any time upon 30 days’ prior written notice to the Company.

6.2                               Payment Obligation.  Upon the termination by the Company of the Employee’s employment pursuant to Sections 6.1(a), (b), (c), or (d)  or the termination by the Employee of the Employee’s employment pursuant to Sections 6.1(g), the Company will have no further obligation to the Employee under this Agreement except to distribute to the Employee (i) the unpaid installments of Annual Base Salary due pursuant to Section 2.3(a) up to the date of termination, and (ii) the other benefits due the Employee as of the date of termination, if any, under the Company’s then existing employee benefit plans, policies or programs in which he participates.

6.3                               Severance Benefits.  Upon any termination by the Company of the Employee’s employment pursuant to Section 6.1(e), or upon any termination by the Employee of the Employee’s employment pursuant to Section 6.1(f) and, in any event, subject to the Employee’s execution and delivery to the Company (without revocation) of a general release of claims in form and substance satisfactory to the Company in its sole discretion within the time period specified in such release, and such release having become effective in accordance with its terms, which form of release shall exclude claims for indemnification under the Company’s Articles of Incorporation, by-laws or similar policy, plan or agreement relating to the indemnification of officers, claims under the Stockholders Agreement dated as of October 11, 2012, by and among Holdings and the shareholders of Holdings, as the same may be amended, modified, supplemented or replaced from time to time, to the extent applicable, and claims for vested tax-qualified retirement benefits, the Company shall pay to the Employee on the last day of each of the twelve months following the month in which such termination occurred a severance payment in an amount equal to one-twelfth (1/12) of his Annual Base Salary then in effect on the date of termination (with the first payment made following the effectiveness of the release referenced above to include payment for any month following the month in which the termination occurred that has then elapsed). Notwithstanding the foregoing, upon termination of the Employee pursuant to Section 6.1(e) or 6.1(f), with respect to each month during the twelve months following any such termination, the Company shall not be obligated to pay any severance payments to the Employee if the Employee violates Sections 3-5 of this Agreement.  Upon termination of the Employee’s employment pursuant to Section 6.1(e) or 6.1(f), if the Employee timely elects, in accordance with the federal law commonly known as COBRA (“COBRA”), continuation of coverage under the Company’s medical and/or dental benefit plans in which the Employee and his dependents were properly participating on the date of termination from employment, subject to the execution and non-revocation of the release of claims described above, the Company will pay during the first twelve months of such COBRA continuation coverage, an amount sufficient so that the Employee is responsible for paying only the portion of the premium for such coverage that the Employee would have been required to pay if the Employee was then employed with the Company (with the first payment made following the effectiveness of the release referenced above to include payment for any month following the month in which the termination occurred that has then elapsed); provided, however, that the Company’s payment shall cease if the Employee obtains coverage under another employer’s health plan or otherwise.  In addition, the Employee will be provided with outplacement services from a reputable outplacement firm to be mutually agreed upon by Employee and Company.

6.4                               Return or Destruction.  Upon termination of this Agreement, the Employee shall not remove from any premises at which the Business is conducted any property of the Company, including, without limitation, any Confidential Information, and shall return, in good condition, all the property of the Company, including, without limitation, all tangible embodiments of the Confidential Information.

Section 7.                                           Miscellaneous.

7.1                               Amendment.  This Agreement may be amended only by a writing executed by the parties to this Agreement.

7.2                               Entire Agreement.  This Agreement and the other agreements referred to in this Agreement set forth the entire understanding of the parties regarding this subject matter and supersede all prior contracts, agreements, arrangements, communications, discussions, representations and warranties, whether oral or written, between the parties regarding this subject matter.

7.3                               Notices.  All notices and other communications required or permitted under this Agreement will be in writing and will be deemed to have been duly given when delivered in person or when dispatched by telegram or electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) or one business day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address specified below:

If to Holdings or

the Company:                                                                                                                 The Hygenic Corporation

1245 Home Avenue

Akron, Ohio 44310-2510

Telecopy: (330) 630-5286

Attention: President

With a copy to (which
shall not constitute notice):                                              Gridiron Capital Fund II, LP

220 Elm Street

New Canaan, CT 06840

Telecopy: (203) 801-0602

Attention: Kevin Jackson and William Hausberg

If to the Employee:                                                                                      Scott Emerick

At his address most recently on file with the Company

7.4                               Assignment.  This Agreement is binding upon and inures to the benefit of the heirs, successors, representatives and assigns of each party, but no rights, obligations or liabilities of the Employee under this Agreement will be assignable without the prior written consent of the Company.

7.5                               Governing Law.  This Agreement will in all respects be governed by, and construed in accordance with, the laws of the State of Ohio, without regard to conflict of laws principles that would require the application of the laws of any other jurisdiction.

7.6                               Severability.  Each section and subsection of this Agreement constitutes a separate and distinct provision of this Agreement.  It is the intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applicable in each jurisdiction in which enforcement is sought.  Accordingly, if any provision of this Agreement is adjudicated to be invalid, ineffective or unenforceable, the remaining provisions will not be affected by such adjudication.  The invalid, ineffective or unenforceable provision will, without further action by the parties, be automatically amended to effect the original purpose and intent of the invalid, ineffective or unenforceable provision; provided, however, that such amendment will apply only with respect to the operation of such provision in the particular jurisdiction with respect to which such adjudication is made.

7.7                               Waivers.  None of the terms of this Agreement will be deemed to be waived or amended by either party unless such a waiver or amendment specifically references this Agreement and is in writing signed by an authorized representative of the party to be bound.  Any such signed waiver will be effective only in the specific instance and for the specific purpose for which it was made or given.

7.8                               Headings.  The headings in this Agreement are solely for convenience of reference and are not to be given any effect in the construction or interpretation of this Agreement.

7.9                               Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will constitute one and the same instrument.

7.10                        Third Parties.  Nothing expressed or implied in this Agreement is intended, or may be construed, to confer upon or give any Person other than the Company and the Employee (and their respective successors and assigns) any rights or remedies under, or by reason of, this Agreement.

7.11                        Withholding.  All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

7.12                        Section 409A.  Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.  Any reimbursement for expenses that would constitute nonqualified deferred compensation subject to Section 409A of the Internal Revenue

Code, as amended (the “Code”) shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect the Employee’s right to reimbursement of any such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, promptly, but not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Section 409A of the Code upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code (after giving effect to the presumptions contained therein) and, for purposes of any such provision of this Agreement, references to a “termination”, “termination of employment” or like terms shall mean “separation from service”.  If the Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Section 409A of the Code payable on account of a “separation from service”, such payment or benefit shall be made or provided at the date which is the earlier of (a) the expiration of the six-month period measured from the date of such “separation from service”, and (b) the date of the Employee’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 7.12 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed on the first business day following the expiration of the Delay Period to the Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.  If the Employee is required to execute (and to not revoke) a timely and effective release of claims in exchange for any payments or benefits hereunder, and the period available to execute (and to not revoke) the release of claims spans the end of a calendar year, any payment contingent on the execution of the release of claims shall not be made until the second calendar year, to the extent required by Section 409A of the Code.  In no event shall Holdings or the Company or any of their respective subsidiaries or Affiliates have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A of the Code.

7.13                        Disclosure.  During the Term of Employment and for two (2) years after such Term of Employment, the Employee shall communicate the contents of Sections 3, 4 and 5 of this Agreement to any Person that he intends to be employed by, associated with or represent and that is engaged in a business that is competitive to the Business.  In the event that the Company exercises its option to elect to extend the covenants pursuant to Section 3.3(b) hereof for an additional twelve (12) month period, the Employee’s obligations pursuant to the preceding sentence shall extend for an additional twelve (12) month period (such that such obligations shall be in place for three (3) years after the Term of Employment).

7.14                        Arbitration/Specific Performance.  Except as otherwise provided in this paragraph, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the employment arbitration rules of the American Arbitration Association then in effect, such arbitration to be located in Akron, Ohio.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  No party shall be entitled to seek or be awarded punitive damages.  All attorneys’ fees and costs shall be allocated or apportioned as agreed by the parties or, in the absence of an agreement, in such manner as the arbitrator or court shall determine to be appropriate to reflect the final decision of the deciding body as compared to the initial positions in arbitration of each party.  Notwithstanding the foregoing, the Employee acknowledges that his failure to comply with Sections 3 to 5 of this Agreement (inclusive) will irreparably harm the Business and that the Company will not have an adequate remedy at law in the event of such non-compliance.  Therefore, the Employee acknowledges that the Company will be entitled to injunctive relief and/or specific performance without the posting of bond or other security, in addition to whatever other remedies it may have, at law or in equity, in any court of competent jurisdiction against any acts of non-compliance by the Employee under this Agreement.

7.15                        Survival of Certain Obligations.  The obligations of the Company and the Employee set forth in this Agreement that by their terms extend beyond or survive the termination of this Agreement, including, without limitation, the obligations of the Employee under Sections 3 to 5 hereof, will not be affected or diminished in any way by the termination of this Agreement.

7.16                        Legal Counsel.  Each party hereby agrees and acknowledges that it has had full opportunity to consult with counsel and tax advisors of its selection in connection with the preparation and negotiation of this Agreement.

7.17                        No Prior Restrictions.  The Employee hereby represents and warrants to the Company that the Employee is free to enter into employment with the Company on the terms set forth herein and that there are no contracts or restrictive covenants preventing full performance of the Employee’s duties.

[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and delivered by its duly authorized officer, and the Employee has duly executed and delivered this Agreement, as of the date first written above.

/s/Scott Emerick
Scott Emerick

THE HYGENIC CORPORATION

By:	/s/Marshall Dahneke
Name: Marshall Dahneke
Title: CEO

PERFORMANCE HEALTH HOLDINGS CORP.

By:	/s/Marshall Dahneke
Name: Marshall Dahneke
Title: CEO